Employment Agreement dated as of March 31, 2000, between RDF ACQUISITION CORP., a Delaware corporation (the "Company") and PAMELA F. KELLEY (the "Executive").

                                   BACKGROUND

WHEREAS:

     A. The Company has entered into an Asset Purchase Agreement with RUE DE FRANCE, INC. ("RDF"), the shareholders of RDF and LILLIAN VERNON CORPORATION ("LVC") dated as of March 31, 2000, (the "Asset Purchase Agreement") to purchase substantially all of the assets of RDF;

     B. The Executive has been a shareholder, director and officer of RDF, and as such has substantial experience that has value to the Company;

     C. The Company desires to employ the Executive on the terms and subject to the conditions hereinafter set forth; and

     D. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

     1. EMPLOYMENT. (a) The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending five (5) years from the date hereof unless sooner terminated pursuant to the terms hereof (the "Initial Employment Period").

     (b) After the expiration of the Initial Employment Period, this Agreement shall continue at will terminable upon six (6) months' prior written notice by either party to the other, which notice may be given at any time provided the effective date of termination set forth in such notice is on or after the end of the Initial Employment Period. (The entire period of employment is hereinafter referred to as the "Employment Period".)

     2. DUTIES. During the Employment Period, the Executive shall be employed by the Company as its President and shall perform such duties and services consistent with such position as may be assigned to the Executive by the Board of Directors of the Company. In addition, Executive shall perform such other services for LVC and its Affiliates as may be reasonably requested by the President or Chief Executive Officer or Chairman of the Board of Directors of LVC, all without further compensation hereunder from LVC or any such Affiliate; provided, however, that the parties recognize that Executive's primary responsibilities shall be to manage and promote the business of the Company and, accordingly, such other services shall not be of a nature such that they would materially detract from the ability of Executive to fulfill such responsibilities. The Executive shall devote Executive's business time, attention and energies on a full-time basis to the performance of the duties and responsibilities hereunder.

     3. COMPENSATION; BENEFITS; REIMBURSEMENT.

     (a) BASE SALARY. During the Employment Period, the Company shall pay to the Executive an annual base salary of One Hundred Thousand ($100,000) Dollars (such salary being referred to herein as the "Base Salary"). The Base Salary shall be payable in such installments (but not less frequently than monthly) as is the policy of the Company.

     (b) BENEFITS. During the Employment Period, the Executive shall be entitled to such benefits (the "Benefit Arrangements") as are generally made available from time to time to Vice Presidents of LVC who are not members of LVC's Management Committee (other than benefits under LVC's bonus policy) subject to the right of the Company to amend or terminate any or all such Benefit Arrangements.

     (c) REIMBURSEMENT OF EXPENSES. During the Employment Period, the Company shall reimburse the Executive, in accordance with the policies and practices of LVC in effect from time to time with respect to Vice Presidents of LVC who are not members of its Management Committee, for all reasonable and necessary traveling expenses and other disbursements incurred by Executive for or on behalf of the Company in connection with the performance of Executive's duties hereunder upon presentation by the Executive to the Company of appropriate and timely documentation therefor.

     (d) DEDUCTIONS. The Company shall deduct from any payments to be made by it to the Executive under this Agreement any amounts required to be withheld in respect of any Federal, state or local income or other taxes and any amounts required to be deducted pursuant to the terms of the Benefit Arrangements.

     4. PERFORMANCE BONUSES.

     (a) The Company agrees to pay to the Executive a bonus of Fifty Thousand ($50,000) Dollars for each EBT Year during the Employment Period in which the Company earns one-half (1/2) or more of the Projected EBT for such year set forth in Schedule 1.5(a) to the Asset Purchase Agreement (the "Annual Performance Bonus").


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


     (b) EBT shall be determined in accordance with generally accepted accounting principles consistently applied except that the EBT of the Company for the period March 1, 2000 through the Closing Date shall be added to the Company's EBT for the First EBT Year and except that the amortization of any goodwill or any other intangible assets created as a result of the purchase of the Purchased Assets shall not be deducted and if any functions are performed for the Company by LVC or any of its Affiliates such as, but not limited to, accounting, warehousing, purchasing or distribution, then the cost for such functions shall be charged to the Company as set forth in Schedule 1.5(b) to the Asset Purchase Agreement. In computing EBT, the Company shall be charged interest, fees and costs on all borrowings both short term and long term, outstanding intercompany balances, capital invested in the Company by LVC (excepting the Fixed Portion of the Purchase Price and the Contingent Portion of the Purchase Price) and letters of credit at LVC's cost to borrow money or to establish letter of credits, as the case may be.

     (c) The sales of all products using the Rue de France service mark as well as the sales of any other collection of products under any other name whether similar or dissimilar to RDF's current line of products or price points and whether through a catalog, website or other direct marketing medium or through retail stores (each, a "New Business Initiative") which New Business Initiative was developed by Executive with the approval of LVC shall be conducted by the Company or if conducted by LVC, the Company shall be given credit for the EBT generated by the sales of such products. The foregoing shall not prevent LVC from including in its catalogs products offered for sale by the Company and VICE VERSA. Any such New Business Initiative proposed by Executive shall be subject to the same review and capital budget process as is required by the policies of LVC in effect from time to time with respect to such matters for LVC.

     (d) A calculation of the Company's EBT in reasonable detail shall be delivered to Executive within ninety (90) days following the end of each EBT Year during the Initial Employment Period, and, if it shows that the Annual Performance Bonus has been earned for such EBT Year, then it shall be accompanied by payment of the same. The payment of any earned Annual Performance Bonus shall be conditioned upon Executive being employed by the Company through the end of the applicable EBT Year; provided, however, the foregoing condition shall not apply if the Company has terminated Executive's employment without Cause or Executive has terminated Executive's employment hereunder for Good Reason (as Cause and Good Reason are hereinafter defined), provided, further, however, if Executive's employment is terminated by reason of Executive's death or because Executive becomes disabled (defined below), then any Annual Performance Bonus which would otherwise be due Executive shall be pro rated in the year this Agreement is so terminated by multiplying such Annual Performance Bonus by a fraction, the numerator of which is equal the number of days elapsed from the beginning of such EBT Year until the termination of this Agreement and the denominator of which is equal to 365 days. The calculation of the Company's EBT shall be final and binding upon the Executive unless the Executive objects to the same within thirty (30) days after Executive receives the Company's calculation of the same. Such objections shall be in writing and shall set forth in reasonable detail the basis of such objections. If the calculation of the


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


Company's EBT is timely disputed by the Executive and the Executive and the Company cannot resolve such dispute within thirty (30) days after the Company receives the Executive's written objections, then such dispute shall be submitted to the American Arbitration Association in the City of New York for determination in accordance with its rules, and the fees and expenses of the arbitrators and the American Arbitration Association shall be borne equally by the parties.

     5. TERMINATION

     (a) The Company shall be entitled, in accordance with the procedures set forth below, to terminate this Agreement and to discharge the Executive for "Cause" without further obligation or liability on the part of the Company under the terms of this Agreement or otherwise relating to Executive's employment except for accrued compensation and benefits. The term Cause shall be limited to the following grounds:

          (i) The Executive materially breaches any of Executive's obligations to the Company hereunder or fails to comply with any material written policy of the Company which is generally applicable to employees at Executive's level; provided, however, if such breach is capable of being remedied (a "Remediable Obligation"), then the Executive shall have a period of ten (10) business days to cure such breach after Executive has received written notice from the Company specifying such breach in reasonable detail;

          (ii) The Executive shall materially breach any such Remediable Obligation on a second occasion after Executive has received written notice of such breach as provided in subsection 5(a)(i) above;

          (iii) Conviction of a felony crime;

          (iv) Theft or misappropriation of the property of the Company or of any of its Affiliates;

          (v) Intentionally making a material false written statement regarding the affairs of the Company to a director or auditor or attorney, or to an officer, of either the Company or LVC;

          (vi) Intentionally making a material false oral statement regarding the affairs of the Company to a director or auditor or attorney, or to an officer, of either the Company or LVC; provided, however, that such oral statement shall have been made by Executive to two (2) or more of such persons at either the same or different times; and

          (vii) Executive shall become disabled.


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


     For purposes of this Agreement, "disabled" shall mean an illness, disability or other incapacity (whether physical or mental) which has prevented Executive from performing Executive's regular duties on a full-time basis for ninety (90) consecutive days, or ninety (90) days in any consecutive twelve (12) month period. In the event Executive disputes that Executive is disabled and provides to the Company a written opinion of a licensed physician of the State of Rhode Island (the "Executive's Physician") to that effect at Executive's expense, then Executive agrees to submit to a physical examination by a licensed physician of the State of New York chosen by the Company (the "Company's Physician") at the Company's expense. If the Company's Physician issues a written opinion to the effect that Executive is disabled, then such dispute shall be submitted to a third physician chosen jointly by the Executive and the Company (the "Neutral Physician"). If the Executive and the Company cannot agree upon the Neutral Physician within ten (10) days after the issuance of the Company's Physician's opinion, then either party may apply to the American Arbitration Association for the appointment of the Neutral Physician. The determination of the Neutral Physician shall be final and binding upon the parties hereto. The fees and expenses of the Neutral Physician and, if necessary, the American Arbitration Association shall be borne equally by the parties.

          (b) (i) In the event the Company terminates Executive's employment without Cause during the Initial Employment Period (i.e., not pursuant to the provisions of Section 5(a) above) or if Executive shall terminate this Agreement during the Initial Employment Period for Good Reason as defined below, then the Company shall pay to Executive in accordance with its then customary payroll practices a severance amount equal to One Hundred Thousand ($100,000) Dollars per annum (such amount not to be increased if Executive's Base Salary is increased hereunder after the date hereof) plus, if earned, the Annual Performance Bonus until the earlier of (x) the expiration of the Initial Employment Period and (y) the date Executive becomes employed by or becomes a consultant to anyone else (the "Severance Period"). Executive shall be entitled to terminate this Agreement for "Good Reason" if the Company materially breaches any of its obligations to Executive hereunder; provided, however, if such breach is capable of being remedied, then the Company shall have a period of ten (10) business days to cure such breach after it has received written notice from Executive specifying such breach in reasonable detail. Executive shall not be obligated to mitigate damages. Although Executive shall not be considered an employee of the Company during the Severance Period for vesting or any other purpose whatsoever, Executive shall be entitled to continued medical insurance and life insurance coverage under the Company's medical and life insurance plans in effect from time to time during the Severance Period.

          (ii) The above provisions are intended to fully compensate Executive for a termination by the Company without Cause or a termination by Executive for Good Reason and Executive shall have no other or further claim against the Company for wrongful discharge under the terms of this Agreement, pursuant to the Company's policies or under any Federal, state or local law relating to termination of Executive's employment by the Company.


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


          (iii) Notwithstanding the termination of this Agreement by the Company without Cause or by the Executive with Good Reason, Executive's obligations under Section 3.1 of the Asset Purchase Agreement and Executive's obligations under the Intellectual Property Protection Agreement executed simultaneously herewith shall continue and in addition to any and all other legal and equitable remedies available to the Company under Section 3.1 of the Asset Purchase Agreement or under the Intellectual Property Protection Agreement, the Company's obligation to pay severance and, if earned, the Annual Performance Bonus to Executive under this Section 5(b) shall terminate if Executive violates any of the provisions thereof.

     (c) The term of employment of Executive hereunder shall terminate in the event of the death of Executive without further obligation or liability on the part of the Company under the terms of this Agreement or otherwise relating to Executive's employment, except that Executive shall be entitled to receive all accrued Base Salary and, if earned, a pro rata portion of the Annual Performance Bonus as provided in Section 4 hereof.

     (d) If the Executive terminates her employment at any time without Good Reason, then the Company shall have no further obligation or liability to Executive under the terms of this Agreement or otherwise relating to Executive's employment except for Base Salary and benefits accrued to the termination date and payment of the Annual Performance Bonus but only if earned and payable to her pursuant to the provisions of this Agreement. Notwithstanding any termination of this Agreement by the Executive without Good Reason, Executive shall remain obligated under Section 3.1 of the Asset Purchase Agreement and under the Intellectual Property Protection Agreement.

     6. CONFIDENTIALITY; NON-COMPETITION; RIGHTS TO PROPRIETARY PROPERTY.

     In consideration of Executive's employment hereunder and the consummation of the transactions contemplated under the Asset Purchase Agreement, the Executive agrees to execute the Intellectual Property Protection Agreement annexed hereto as Exhibit A. In addition, Executive acknowledges that she is bound by the provision of Section 3.1 of the Asset Purchase Agreement, which
Section is titled "Confidentiality; Non-Competition".

     7. KEY PERSON LIFE INSURANCE. Executive agrees to cooperate with the Company including submitting to medical examinations and providing medical and other information to life insurance carriers to enable the Company to obtain key person life insurance on Executive's life for the benefit of the Company. Executive hereby represents and warrants to the Company that to Executive's knowledge Executive's life is insurable at no worse than standard rates.

     8. EXECUTIVE'S REPRESENTATIONS. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to


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


which the Executive is subject, (ii) the Executive is not a party to or bound by any employment agreement, consulting agreement, noncompete agreement, confidentiality agreement or similar agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

     9. GENERAL PROVISIONS.

     (a) ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements or understandings between the parties with respect thereto. This Agreement shall not be altered or otherwise amended or terminated (except as provided in Sections 1(b) and 5 hereof) except pursuant to an instrument in writing signed by each of the parties hereto.

     (b) DESCRIPTIVE HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

     (c) NOTICES. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if telecopied or sent by nationally-recognized, overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to the Company, to:

              c/o Lillian Vernon Corporation
              One Theall Road
              Rye, New York 10580-1450
              Attention: Chief Executive Officer
              Telecopier: (914) 925-1444


     with copies to:

              Salon, Marrow, Dyckman & Newman, LLP
              685 Third Avenue
              New York, New York 10017
              Attention: Joel Salon
              Telecopier: (212) 661-3339


     if to the Executive, to:

              Pamela F.  Kelley
              20 Willow Street
              Newport, Rhode Island 02840


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


     with copies to:

              Lawson & Weitzen, LLP
              425 Summer Street
              Boston, Massachusetts 02210
              Attention: George Christodoulo
              Telecopier: (617) 439-3987

All such notices and other communications shall be deemed to have been delivered and received (A) in the case of delivery by telecopy, on the date of such delivery if delivery is confirmed on that date by telephone call with the recipient and (B) in the case of delivery by nationally-recognized, overnight courier, on the Business Day (defined below) following dispatch. As used herein, "Business Day" shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open. Failure to accept a notice does not invalidate same.

     (d) ARBITRATION. Except as hereinafter provided with respect to injunctive relief, the parties agree to arbitrate any and all claims, controversies or disputes arising under or out of this Agreement or relating in any way thereto. All such claims, controversies or disputes shall be submitted to arbitration in the City of New York, State of New York, to arbitrators designated under and pursuant to the Rules of the American Arbitration Association, and the arbitration shall be had under the auspices of said Association and subject to its rules. The parties consent to the jurisdiction of the Supreme Court of the State of New York and of any United States District Court sitting in the State of New York with respect to any and all proceedings relating to any such arbitration, and the parties further agree that any and all process and notices of motions or applications in relation to any such arbitration may be served upon a party personally or by registered or certified mail, return receipt requested. Such service may be accomplished either within or without the State of New York, and such notice shall be given of all applications and hearings as is provided by the laws of the State of New York. The award of the arbitrators shall be final and binding upon the parties and judgment thereon may be entered as provided by the laws of the State of New York. Executive acknowledges that the Company's remedy at law for breach by Executive of the provisions of the Intellectual Property Protection Agreement is inadequate. Accordingly, Executive agrees that in addition to all other rights and remedies which the Company may have, the Company shall have the right to apply for injunctive relief in the Supreme Court of the State of New York or the United States District Courts sitting in the State of New York (or any other court of competent jurisdiction) and Executive consents to the IN PERSONAM jurisdiction of the Supreme Court of the State of New York or the United States District Courts sitting in the State of New York whether or not Executive is then residing in the State of New York.


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


     (e) GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION OTHER THAN THE STATE OF NEW YORK) TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

     (f) BENEFITS OF AGREEMENT; ASSIGNMENT. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. If this Agreement is assigned by the Company in connection with the sale of all or substantially all of the operating assets of the Company and the obligations hereunder of the Company are assumed in writing by the purchaser of such assets, then in such event the Company shall have no further liability hereunder to the Executive. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by the Executive.

     (g) WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

     (h) SEVERABILITY. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     (i) INTERPRETATION AND CONSTRUCTION.

          (i) This Agreement shall be construed according to its fair meaning as if prepared jointly by the parties hereto.

          (ii) Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof.

          (iii) This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.


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


         IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first above written.


                                          RDF ACQUISITION CORP.


                                          By:
                                             -----------------------------------
                                             Kevin A. Green, President



                                          --------------------------------------
                                          PAMELA F. KELLEY


     The undersigned LILLIAN VERNON CORPORATION does hereby unconditionally guaranty the due and timely performance by the Company of its obligations under the foregoing Employment Agreement between the Company and Pamela F. Kelley.


Dated: As of March 31, 2000

                                          LILLIAN VERNON CORPORATION


                                          By:
                                              ----------------------------------
                                              Lillian Vernon,
                                              Chief Executive Officer